As filed with the Securities and Exchange Commission on June 29, 2016

Registration No. 333-180993

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Monarch Financial Holdings, Inc.

(Exact name of registrant as specified in its charter)

Virginia	20-4985388
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1435 Crossways Blvd.

Chesapeake, Virginia 23320

(757) 389-5111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Clyde E. McFarland, Jr.

Senior Executive Vice President and Chief Financial Officer

TowneBank

5716 High Street

Portsmouth, Virginia 23703

(757) 638-7500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Scott H. Richter, Esq.

LeClairRyan, A Professional Corporation

919 East Main Street

24th Floor

Richmond, Virginia 23219

(804) 783-2003

Approximate Date of Commencement of Proposed Sale to the Public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”):

•	Registration Statement No. 333-180993, pertaining to the registration of 500,000 shares of Monarch Financial Holdings, Inc. common stock in connection with the Monarch Financial Holdings, Inc. Dividend Reinvestment and Stock Purchase Plan.

On June 24, 2016, pursuant to the Agreement and Plan of Reorganization, dated as of December 16, 2015, by and among TowneBank, Monarch Financial Holdings, Inc. (“Monarch”) and Monarch Bank, and a related Plan of Merger, Monarch was merged with and into TowneBank (the “Merger”). As a result of the Merger, Monarch ceased to exist as of 5:02 p.m. on June 24, 2016.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertakings made by Monarch in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, TowneBank (as successor to Monarch) hereby removes from registration the securities of Monarch registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Monarch Financial Holdings, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, Commonwealth of Virginia, on this 29th day of June, 2016.

TOWNEBANK
(as successor to Monarch Financial Holdings, Inc.)

By:	/s/ Clyde E. McFarland, Jr.
Clyde E. McFarland, Jr.
Senior Executive Vice President and Chief Financial Officer

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